                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                      THREE
                                                                     MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                                    ----------
                                                                    1996  1995
                                                                    ----  ----
Income from continuing operations.................................. $156  $128
Add:
  Interest.........................................................  108   107
  Portion of rentals representative of interest factor.............   15    14
  Preferred stock dividend requirements of majority-owned
   subsidiaries....................................................    5     6
  Income tax expense and other taxes on income.....................   69    83
  Amortization of interest capitalized applicable to nonutility
   companies.......................................................    1     1
  Undistributed earnings of affiliated companies in which less than
   a 50% voting interest is owned..................................   (4)   (2)
                                                                    ----  ----
    Earnings as defined............................................ $350  $337
                                                                    ====  ====
Interest........................................................... $108  $107
Interest capitalized...............................................    6     1
Portion of rentals representative of interest factor...............   15    14
Preferred stock dividend requirements of majority-owned
 subsidiaries on a pretax basis....................................    7    10
                                                                    ----  ----
    Fixed charges as defined....................................... $136  $132
                                                                    ====  ====
Ratio of earnings to fixed charges................................. 2.57  2.55
                                                                    ====  ====